Exhibit 99.1

Mesa Royalty Trust Announces Trust Income for October 2007

MESA ROYALTY TRUST

The Bank of New York Trust Company, N.A., Trustee

NEWS
RELEASE

FOR IMMEDIATE RELEASE

AUSTIN, TEXAS October 22, 2007 — Mesa Royalty Trust (NYSE symbol-MTR) announced the Trust income distribution for the month of October 2007. Unitholders of record on October 31, 2007 will receive distributions amounting to $1,990,751 or $1.068234562 per unit payable on January 31, 2008. The Trust received $439,306 and $70,074 from the New Mexico and Colorado portions of the San Juan Basin Properties, respectively. Royalty income from the Hugoton Properties totaled $1,471,645, which includes a reimbursement of $1,096,630, including interest of $110,492 from the previously withheld amounts pertaining to the settlement described below.

As previously announced in 2006, Pioneer Natural Resources USA, Inc. (“Pioneer USA”) reached an agreement to settle claims made in the lawsuit of John Steven Alford and Robert Larrabee, individually and on behalf of a Plaintiff Class v. Pioneer Natural Resources USA, Inc. The plaintiffs in the lawsuit are royalty owners in oil and gas properties located in the Hugoton field, which are owned by Pioneer USA, a subsidiary of Pioneer Natural Resources Company (“Pioneer”). The plaintiffs sued a predecessor company to Pioneer USA asserting various claims relating to alleged improper deductions in the calculation of royalties. Under the terms of the settlement agreement, Pioneer USA has made two installment cash payments to settle the plaintiffs’ claims with respect to production occurring on and before December 31, 2005.

By letter dated October 10, 2007, Pioneer informed the Trustee that during the course of Pioneer USA’s analysis of the payments under the terms of the settlement agreement, Pioneer USA has now determined that the Trust should not bear any portion of the second installment payment and that Pioneer USA should reimburse the Trust for the portion of the first installment payment previously charged to the Trust and paid in September 2006. As a result, Pioneer USA included interest in the amount of $110,492 to the distribution made to the Trust in October 2007, and no portion of the second installment payment will be charged to the Trust.

Contact:	Mesa Royalty Trust
The Bank of New York Trust Company, N.A., as Trustee
Mike Ulrich
1(800) 852-1422

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